LIFE BANCORP, INC.
                SPECIAL MEETING OF SHAREHOLDERS FEBRUARY 23, 1998

                        ESOP Voting Instruction Statement

     The undersigned hereby instructs the trustees of the trust created pursuant to the Employee Stock Ownership Plan ("Plan") of Life Bancorp, Inc. ("Company") to vote the shares of Common Stock which have been allocated to my account under the Plan, upon the following proposals to be presented at the Special Meeting of Shareholders of the Company to be held at the Norfolk Waterside Marriott located at 235 East Main Street, Norfolk, Virginia, on Monday, February 23, 1998 at 10:00 a.m., Eastern Time, and at any adjournment of said meeting.

     1. PROPOSAL to approve an Agreement and Plan of Reorganization, dated as of October 29, 1997 (the "Reorganization Agreement"), by and among Life, BB&T Corporation, a North Carolina corporation ("BB&T"), and BB&T Financial Corporation of Virginia, a Virginia corporation and wholly owned subsidiary of BB&T, and a related Plan of Merger (the "Plan of Merger"), pursuant to which each share of common stock of Life will be converted into the right to receive shares of common stock of BB&T and cash in lieu of any fractional share, in amounts to be determined as described in the accompanying Proxy Statement/Prospectus. A copy of the Reorganization Agreement and the Plan of Merger set forth therein is attached to the Proxy Statement/Prospectus as Appendix I.

           [   ]  FOR         [   ]  AGAINST        [   ]  ABSTAIN


     2. In their discretion, upon any other matter that may be submitted to a vote of shareholders at the special meeting.

     The Company's Board of Directors recommends a vote FOR Proposals 1 and 2. Such votes are hereby solicited by the Board of Directors.

                                Dated: ______________________, 1998

                                ______________________________________________
                                           Signature(s)

        If you return this card properly signed but do not otherwise specify, shares will be voted FOR Proposals 1 and 2. If you do not return this card, shares will be voted by the trustees in the same proportion as the shares under the Plan have voted.

     PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.